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                                                                    EXHIBIT 23.1



                         JOSEFINA C. DE LA CRUZ, C.P.A.
                           A Professional Corporation



Josefina C. De la Cruz, CPA
Rebecca Q. Masinsin, CPA                           2700 N Main Street, Suite 900


                                                                 June 14, 2001

Re:  Team Labs Systems Group, Inc.


To Whom It May Concern:

The firm of Josefina de la Cruz, C.P.A., P.C. consents to the inclusion of their report on February 14, 2001, on the Financial Statements of Team Labs Systems Group, Inc., as of December 31, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,



/s/ Josefina de la Cruz
Josefina de la Cruz
Certified Public Accountant